Exhibit 99.1

For Immediate Release

HOSPIRA BOARD ANNOUNCES RETIREMENT OF EXECUTIVE CHAIRMAN
AND FORMER CEO CHRISTOPHER B. BEGLEY;

NAMES JOHN C. STALEY CHAIRMAN

LAKE FOREST, Ill., Dec. 7, 2011 — The board of directors of Hospira, Inc. (NYSE: HSP), the world’s leading provider of injectable drugs and infusion technologies, today announced that Christopher B. Begley, 59, will retire as executive chairman effective Jan. 3, 2012. At that time, John C. (Jack) Staley, 70, a founding director of the company’s board and currently its lead director, will be appointed non-executive chairman.

These moves are part of the board’s disciplined succession process, which included the appointment of F. Michael Ball as the company’s chief executive officer (CEO), succeeding Mr. Begley earlier this year. In his role as executive chairman, Mr. Begley helped ensure continuity of leadership and a seamless transition of his CEO responsibilities.

“On behalf of the board and Hospira’s 14,000 employees, I want to thank Chris for his leadership, unparalleled dedication and countless contributions to Hospira,” said Mr. Staley. “As the company’s founding CEO, Chris oversaw Hospira’s 2004 spin-off from Abbott Laboratories, drove the development of the company’s business strategies and guiding principles, and established strong fundamentals for its future growth.”

Added Mr. Ball, “I’d like to express my personal gratitude to Chris for his tremendous support and wise counsel during the transition and for his pioneering efforts in building a company that makes a real difference in healthcare today — a company uniquely positioned to increase patient and caregiver safety, while reducing unsustainably high costs. Looking ahead, I’m excited to partner with Jack, the board and our dedicated Hospira team as we continue to drive quality enhancements throughout the organization, capitalize on our exceptional growth potential and deliver value to our customers and shareholders.”

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Commenting on his retirement, Mr. Begley said, “Launching Hospira as an independent company has been the most rewarding experience of my three decades in healthcare, and I will greatly miss working with Hospira’s talented and committed employees to advance wellness for our stakeholders around the globe. Under Mike’s leadership as CEO and Jack’s direction as chairman, I’m more confident than ever in the company’s bright future and ability to achieve new levels of growth and success.”

With Mr. Begley’s retirement and Mr. Staley’s appointment, the Hospira board will have 10 directors, all of whom are independent with the exception of Mr. Ball.

About John C. Staley

Mr. Staley has been a Hospira director since the company’s inception in 2004 and its lead independent director since May 2011, bringing deep and diverse leadership experience and a proven track record of success. He is a member of the Governance and Public Policy Committee, and Science, Technology and Quality Committee, as well as the former chair of the Audit Committee, of which he is an ex-officio member. Mr. Staley is also a member and former chairman of the board of trustees of DePaul University; a director of eLoyalty Corporation, a management consulting firm; and a director of Nicor, Inc., a holding company whose main subsidiary is Nicor Gas, a natural gas distribution company. Mr. Staley also serves on the board of Nicor Gas. He is a retired managing partner of the Ernst & Young LLP’s Lake Michigan Area, a position he held from 1985 until his retirement in June 2001. Mr. Staley earned a bachelor’s degree in accounting from Holy Cross College and a law degree from DePaul University. He also completed Harvard Business School’s Advanced Management Program.

About Hospira

Hospira, Inc. is the world’s leading provider of injectable drugs and infusion technologies. Through its broad, integrated portfolio, Hospira is uniquely positioned to Advance Wellness™ by improving patient and caregiver safety while reducing healthcare costs. The company is headquartered in Lake Forest, Ill., and has approximately 14,000 employees. Learn more at www.hospira.com.

Private Securities Litigation Reform Act of 1995 -

A Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, regulatory, legal, technological and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include the risks, uncertainties and factors discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Hospira’s latest Annual Report on Form 10-K and subsequent Forms 10-Q  filed with the Securities and Exchange Commission, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Contacts:

Media	Financial Community
Stacey Eisen	Karen King
(224) 212-2276	(224) 212-2711

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